Ashland Partners & Company LLP

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the Behavioral Funds(s) Fund Prospectus dated in January 2021 in regard to our verification of Fuller & Thaler Asset Management’s compliance with the Global Investment Performance Standards (GIPS®).

Carrie Zippi, CPA, CITP

Managing Partner

Ashland Partners & Company LLP

3512 Excel Dr, Suite 103

Medford, OR 97504

January 22, 2021

www.ashlandpartners.com

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